Exhibit 99.1
Northern Oil and Gas, Inc. Announces 1-for-10 Reverse Stock Split

MINNEAPOLIS – (BUSINESS WIRE) – September 2, 2020 – Northern Oil and Gas, Inc. (NYSE American: NOG) (“Northern” or the “Company”) today announced a 1-for-10 reverse split of its common stock. Beginning on September 21, 2020, the Company’s common stock will trade on the NYSE American on a split-adjusted basis.

At the Company’s special meeting of stockholders on August 17, 2020, the Company’s stockholders authorized the Board of Directors to effect the reverse stock split, with 95% of the shares that voted approving the reverse stock split.

When the reverse stock split becomes effective, the number of authorized shares of the Company’s common stock will decrease to 135.0 million, while the number of issued and outstanding shares will be reduced from approximately 436.4 million to approximately 43.6 million (based on shares outstanding as of August 31, 2020). No fractional shares will be issued following the reverse stock split. In lieu of any fractional shares, any holder of less than one share of common stock will be entitled to receive cash for such holder’s fractional share. The reverse stock split will not impact the authorized number of shares of preferred stock of the Company.

The Company’s common stock will continue to trade on the NYSE American under the symbol “NOG.” The new CUSIP number for the common stock following the reverse stock split is 665531 307.

Registered stockholders holding all of their shares of common stock electronically in book-entry form do not need to take any action in connection with the reverse stock split. For those stockholders holding physical stock certificates, the Company’s transfer agent, EQ Shareowner Services, will send instructions offering holders the option to surrender such stockholders’ current certificates. Any stockholders that submit their certificates representing pre-split shares of common stock will have the option to (i) receive a stock certificate representing their post-split shares of common stock or (ii) have their post-split shares held electronically in book entry form.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on July 8, 2020, a copy of which is also available at www.sec.gov or at www.northernoil.com under the SEC Filings tab located on the Investors page.

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana. More information about Northern Oil and Gas, Inc. can be found at www.northernoil.com.

CONTACT:

Mike Kelly, CFA
EVP Finance
952-476-9800
mkelly@northernoil.com